CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALASKA AIR GROUP, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

Alaska Air Group, Inc. (the “corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
FIRST: The name of the corporation is Alaska Air Group, Inc.
SECOND: Article 5 of the corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated to be reserved and to read in its entirety as follows:
“ARTICLE 5. RESERVED”
    THIRD: Article 6 of the corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
“ARTICLE 6. DIRECTORS
The Board of Directors shall be composed of no less than nine and no more than fifteen Directors, the specific number to be set by resolution of the Board of Directors; provided, that the Board of Directors may be less than nine until vacancies are filled. The number of Directors of the corporation shall be fixed from time to time by or pursuant to the By-Laws. Each Director shall hold office until the next annual meeting of stockholders and until a successor has been elected and qualified, subject to prior death, disability, resignation, retirement, disqualification or removal from office. Any individual elected to a newly-created director position or any individual elected to fill a vacancy shall serve until the next annual meeting and until a successor has been elected and qualified, subject to prior death, disability, resignation, retirement, disqualification or removal from office. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.”
FOURTH: Article 7 of the corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated to be reserved and to read in its entirety as follows:

“ARTICLE 7. RESERVED”
FIFTH: Article 10 of the corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
“ARTICLE 10. LIMITATION OF DIRECTOR AND OFFICER LIABILITY
To the fullest extent that the Delaware General Corporation Law (the “DGCL”), as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a Director or Officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a Director or Officer of the corporation for or with respect to any acts or omissions of such Director or Officer occurring prior to such amendment or repeal.”
SIXTH: Pursuant to resolutions adopted at a meeting of the Board of Directors of the corporation approving the proposed amendment to the Amended and Restated Certificate of Incorporation of the corporation, declaring the amendment to be advisable and calling a meeting of the stockholders of the corporation for consideration thereof, the meeting of the stockholders of the corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
SEVENTH: The foregoing amendments were duly adopted in accordance with Section 242 of the DGCL.
IN WITNESS WHEREOF, Alaska Air Group, Inc. has caused this Certificate to be duly executed in its corporate name this 9th day of May, 2025.

Alaska Air Group, Inc.

By:	/s/ Kyle Levine
Name:	Kyle B. Levine
Title:	Senior Vice President, Legal, General Counsel and Corporate Secretary